IntelGenx Strengthens Senior Management Team

Saint-Laurent, Canada – February 7, 2019 – IntelGenx Technologies Corp. (TSXV: IGX) (OTCQX: IGXT), today announced that it has strengthened its management team with the appointment of Dr. Rodolphe Obeid to the position of Vice President, Operations of IntelGenx Corp.

Dr. Obeid is an expert in drug delivery systems and polymeric assemblies, who has developed strong technical expertise across a range of operations functions, with a particular emphasis on oral film manufacturing processes, lean manufacturing practices and continuous improvement initiatives. He has held a number of progressive management positions at IntelGenx. Most recently, he served as IntelGenx’ Senior Director of Operations, with responsibility for the direction, strategy, planning and execution of IntelGenx’ manufacturing operations. In his new role as Vice President, Operations, Dr. Obeid will oversee all operational activities, including manufacturing, packaging, facilities and maintenance, production planning and supply chain management. In addition, he will manage process development and manufacturing scale-up of all internal and external pharmaceutical film projects.

Prior to joining IntelGenx in 2013, Dr. Obeid was a postdoctoral industrial R&D Fellow at the Faculty of Veterinary Medicine of University of Montreal, working on vaccine encapsulation using biodegradable microspheres. Before that, he was a National Institutes of Health Postdoctoral Scholar at the University of Alabama in collaboration with the Massachusetts Institute of Technology, focusing on the development of novel poly-based polymers for surface modification of biomedical implants as a part of the Boston Retinal Implant Project. Dr. Obeid holds a Ph.D. in polymer chemistry from the University of Montreal, Canada and two Masters in polymer science and chemical engineering from the University of Strasbourg, France. Dr. Obeid is the co-inventor of several issued and pending patents, and has published numerous scientific articles in recognized international journals and conferences.

“I believe Rodolphe is exceptionally well qualified to manage IntelGenx’ state-of-the-art pharmaceutical manufacturing operations and to establish an effective supply chain,” said Dr. Horst G. Zerbe, President and CEO of IntelGenx. “His promotion comes at a pivotal time for IntelGenx as we continue to make preparations for the launch of RIZAPORT®, the first commercialized film product to be manufactured at our Health Canada-certified cGMP manufacturing facility, upon its anticipated approval by the U.S. Food and Drug Administration.”

The appointment is subject to TSX Venture Exchange (“TSXV”) approval.

About RIZAPORT®:

RIZAPORT® is a patent protected proprietary oral thin film formulation of rizatriptan benzoate, a 5-HT1 receptor agonist and the active drug in Merck & Co.'s Maxalt®.

Rizatriptan is considered to be one of the most effective oral triptans, a class of molecules that constricts blood vessels in the brain to relieve swelling and other migraine symptoms. RIZAPORT® is based on IntelGenx’s proprietary VersaFilm™ technology. It dissolves rapidly and releases its active ingredient in the mouth. The administration method of the RIZAPORT® oral soluble film, which does not require the patient to swallow a pill or consume water, along with its neutral flavor, presents a potentially attractive therapeutic alternative for migraine patients, specifically for patients who suffer from migraine-related nausea, estimated to be approximately 80% of the total migraine patient population and patients suffering from dysphagia (difficulty swallowing)1.

In December 2018, IntelGenx entered into a definitive licensing, development and supply agreement granting Gensco® Pharma the exclusive right to commercialize the IntelGenx RIZAPORT® product in the United States.

Reference:

1 Lipton RB, Buse DC, Saiers J, Fanning KM, Serrano D, Reed ML. (2013) Frequency and burden of headache-related nausea: results from the American Migraine Prevalence and Prevention (AMPP) study, Headache. 2013 Jan;53(1):93-103.

About IntelGenx:

Established in 2003, IntelGenx is a leading oral drug delivery company primarily focused on the development and manufacturing of innovative pharmaceutical oral films based on its proprietary VersaFilm™ technology platform.

IntelGenx' highly skilled team provides comprehensive pharmaceuticals services to pharmaceutical partners, including R&D, analytical method development, clinical monitoring, IP and regulatory services. IntelGenx' state-of-the-art manufacturing facility, established for the VersaFilm™ technology platform, supports lab-scale to pilot and commercial-scale production, offering full service capabilities to its clients. More information about the Company can be found at www.intelgenx.com.

Forward-Looking Statements:

This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities at www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Each of the TSXV and OTCQX has neither approved nor disapproved the contents of this press release. Neither the TSXV nor its Regulation Services Provider (as that term is defined in the policies of the TSXV) accepts responsibility for the adequacy or accuracy of this release.

Source: IntelGenx Technologies Corp.

Contacts:

Stephen Kilmer

Investor Relations

(514) 331-7440 ext 232

stephen@intelgenx.com

Or

Andre Godin, CPA, CA

Executive Vice-President and CFO

IntelGenx Corp.

(514) 331-7440 ext 203

andre@intelgenx.com